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Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contact: Sterling McDonald, VP & CFO (713) 935-0122 smcdonald@evolutionpetroleum.com Lisa Elliott/lelliott@drg-l.com Jack Lascar/jlascar@drg-l.com DRG&L/713-529-6600

Evolution Petroleum Announces Pricing of Public Offering of
8.5% Series A Preferred Stock

Houston, TX, June 28, 2011—Evolution Petroleum Corporation (NYSE Amex: EPM) today reported that it has priced an underwritten public offering of 220,000 shares of its perpetual non-convertible 8.5% Series A Cumulative Preferred Stock (liquidation preference of $25.00 per share) at a public offering price of $23.00 per share. The effective current yield of the 8.5% Series A Cumulative Preferred Stock is 9.24%. The offering is expected to close on July 1, 2011, subject to customary closing conditions.

The offering is being made on a "best efforts" basis pursuant to an effective shelf registration statement that the Company previously filed with the Securities and Exchange Commission. Upon issuance, the Company anticipates that the 8.5% Series A Cumulative Preferred Stock will be listed for trading on the NYSE Amex under the ticker symbol "EPM.PR.A."

McNicoll, Lewis & Vlak LLC is acting as book running manager for the offering.

The net proceeds to the Company from the offering will be approximately $4.6 million after deducting underwriting discounts, commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering for general corporate purposes that may include, without limitation, capital expenditures on oil and gas properties. Pending any specific application, the Company may initially invest funds in short-term marketable securities.

A final prospectus supplement relating to the offering will be filed with the SEC. A copy can be obtained at the Securities and Exchange Commission's website, http://www.sec.gov, or by written request to Evolution Petroleum Corporation, 2500 CityWest Blvd, Suite 1300, Houston, Texas 77042, Attention: Chief Financial Officer. Alternatively, you may obtain this document by contacting the book-running manager as follows:

McNicoll, Lewis & Vlak LLC
Randy Billhardt
212-542-5882/rbillhardt@mlvco.com

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Evolution Petroleum

        Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets as of June 30, 2010 include 12.4 MMBOE of proved and 7.2 MMBOE of probable reserves. Producing assets include a CO2-EOR project with growing production in Louisiana's Delhi Field, horizontal wells in the Giddings Field of Central Texas and initial test wells in south Texas and eastern Oklahoma. Other assets include approximately 14,900 net acres in an emerging Woodford shale gas project in Eastern Oklahoma and a proprietary artificial lift technology designed to extend the life of horizontal wells with oil or associated water production. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at (www.evolutionpetroleum.com)

Cautionary Statement

        All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

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  Exhibit 99.1
Evolution Petroleum Announces Pricing of Public Offering of 8.5% Series A Preferred Stock